FOR IMMEDIATE RELEASE:
August 15, 2011
7:00 a.m. ET

ENTREMED REPORTS SECOND QUARTER 2011
FINANCIAL RESULTS

ROCKVILLE, MD – August 15, 2011 – EntreMed, Inc. (Nasdaq: ENMD), a clinical-stage pharmaceutical company developing therapeutics for the treatment of cancer, today reported financial results for the three and six-month periods ending June 30, 2011.
EntreMed reported a net loss for the second quarter of 2011 of ($1.7 million), or ($0.17) per share. This compares with a net loss of ($4.9 million), or ($0.57) per share, for the same period last year.   For the first six months of 2011 the reported net loss was ($4.2 million), or ($0.41) per share, as compared to ($7.1 million), or ($0.86) per share for 2010.
As of June 30, 2011, EntreMed had cash and cash equivalents of approximately $3.8 million.
Sara B. Capitelli, EntreMed’s Vice President, Finance & Principal Accounting Officer, commented on the second quarter results, “Our second quarter 2011 financial results were in line with expectations.  Our research and development expenses for the second quarter decreased compared to the previous year as we completed enrollment of patients in the ENMD-2076 Phase 2 ovarian cancer study in 2011.   We anticipate third and fourth quarter operating expenses to continue to decrease.  In addition, we expect that the majority of our 2011 revenue will be from royalties on the sales of Thalomid®.  ”
Michael M. Tarnow, EntreMed’s Executive Chairman, further commented, “We continue to move forward with our clinical development of ENMD-2076.  At the American Society of Clinical Oncology (ASCO) Annual Meeting in June, Phase 2 data in ovarian cancer patients was presented by the principal investigator conducting the Phase 2 ENMD-2076 study.  The data demonstrated ENMD-2076 activity in difficult to treat platinum resistant patients.  We are pleased with the data and continue to monitor patients who are receiving ENMD-2076 and are focused on collecting the additional data necessary to update the analyses.  We expect to provide those results during the third quarter of 2011.  We believe that the data presented at ASCO, together with our Phase 1 results, set the stage for additional clinical studies in ovarian and other forms of cancer.  We are currently assessing strategies for additional trials with our clinical trial investigators and consultants.   We remain steadfast in our plans to move forward with ENMD-2076.  Despite the current challenges in the financial markets, we successfully raised capital in June to continue to support ENMD-2076.  We are also pleased that our partner in China, Selected Value Therapeutics, has exercised its licensing option and is currently working with us to finalize the license agreement so that they can advance development in the China region.”

About ENMD-2076

ENMD-2076 is an orally-active, Aurora A/angiogenic kinase inhibitor with a unique kinase selectivity profile and multiple mechanisms of action. ENMD-2076 has been shown to inhibit a distinct profile of angiogenic tyrosine kinase targets in addition to the Aurora A kinase. Aurora kinases are key regulators of mitosis (cell division), and are often over-expressed in human cancers. ENMD-2076 also targets the VEGFR, Flt-3 and FGFR3 kinases which have been shown to play important roles in the pathology of several cancers. ENMD-2076 has shown promising activity in Phase I clinical trials in solid tumor cancers, leukemia, and multiple myeloma.  ENMD-2076 is currently in a Phase 2 trial for ovarian cancer, and preclinical and clinical activities are ongoing in assessing the compound’s applicability for other forms of cancer.

About EntreMed

EntreMed, Inc. is a clinical-stage pharmaceutical company committed to developing ENMD-2076, a selective angiogenic kinase inhibitor, for the treatment of cancer.  ENMD-2076 is currently in a multi-center Phase 2 study in ovarian cancer and in several Phase 1 studies in solid tumors, multiple myeloma, and leukemia.  Additional information about EntreMed is available on the Company’s web site at www.entremed.com and in various filings with the Securities and Exchange Commission (the SEC).

Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed.

Actual results could differ materially from those currently anticipated due to a number of factors, including: the risk that we may be unable to continue as a going concern as a result of our inability to raise sufficient capital for our operational needs; our reliance on a single product candidate, ENMD-2076; the volatility of our common stock; our history of losses and expectation of incurring continued losses; risks relating to the need for additional capital, including  the uncertainty of securing additional funding on favorable terms and the risk that we will not be able to drawdown the full amount of funding available under our standby equity distribution agreement; the failure to consummate a transaction to monetize our Thalomid® royalty stream for any reason, including our inability to obtain the required third-party consents; our dependence on a royalty sharing agreement based on sales of a product, Thalomid®, that we do not have control; declines in actual sales of Thalomid® resulting in materially reduced royalty payments; risks associated with our product candidates; results in preclinical models that are not necessarily indicative of clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials;  any lack of progress of our research and development (including the results of our clinical trials); dependence on third parties;  risks relating to the commercialization, if any, of our  proposed products (such as marketing, safety, regulatory, patent, product liability, supply and other risks); and our ability to compete with larger, better financed biotechnology companies that may develop new approaches to the treatment of our targeted diseases.  Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition.  We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made.  Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the SEC, which are available at www.sec.gov.

COMPANY CONTACT:
Investor Relations
EntreMed, Inc.
240.864.2643
investorrelations@entremed.com

MEDIA CONTACT:
Russo Partners, LLC
75 Ninth Avenue, 2R
New York, NY  10011
212.845.4226
(Financial Table Attached)
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ENTREMED, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)

Three Months Ended June 30,
	2011	2010

Total revenues	$8,852	$0

Research and development	949,706	1,011,128

General and administrative	719,898	770,679

Acquired in-process research and development	0	3,000,000

Net loss	(1,658,259)	(4,944,586)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.17)	$(0.57)

Weighted average number of shares outstanding (basic and diluted)	11,506,736	9,120,993

Six Months Ended June 30,
	2011	2010

Total revenues	$8,852	$0

Research and development	2,347,980	1,855,081

General and administrative	1,973,003	1,821,904

Acquired in-process research and development	0	3,000,000

Net loss	(4,254,638)	(7,070,730)

Net loss per share (basic and diluted) attributable to common shareholders	$(0.41)	$(0.86)

Weighted average number of shares outstanding (basic and diluted)	11,475,997	8,784,878

Cash and cash equivalents	$3,800,820	$8,042,941

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